UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 20, 2009

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation )	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2009, the Compensation and Pension Committee of the Board of Directors (the “Compensation Committee”) granted annual incentive compensation awards with respect to 2009 to each of the Company’s Named Executive Officers (as defined in Regulation S-K Item 402(a)(3)), pursuant to the Senior Executive Incentive Compensation Plan (the “Incentive Compensation Plan”).  The Incentive Compensation Plan was approved by stockholders on April 22, 2004 and is filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  The maximum award which may be earned under the Incentive Compensation Plan by any Named Executive Officer is equal to six-tenths of one percent of operating income for the one-year performance period.  The Compensation Committee, in its sole discretion, may reduce, but not increase, the award made to a participant based on any factors that the Compensation Committee deems appropriate, including, but not limited to, revenue, operating income, cash cycle days, divisional revenue, divisional operating income, divisional cash cycle days and individual performance.  The Compensation Committee has also established a threshold performance measure of cash flows from operations excluding property, plant and equipment, but including any restructuring amounts.  The threshold, minimum, target and maximum award amounts for each of the Named Executive Officers, subject in each case to the maximum award amount under the Incentive Compensation Plan, are set forth in the following table.

Name	Threshold	Minimum	Target	Maximum
Dr. Curlander	$100,000	$300,000	$1,200,000	$2,400,000
Mr. Gamble	49,500	148,500	371,250	742,500
Mr. Rooke	57,000	171,000	570,000	997,500
Mr. Canning	45,000	135,000	315,000	630,000

Also on February 20, 2009, the Compensation Committee granted each Named Executive Officer, other than Dr. Curlander, a long-term incentive opportunity comprised 60% of performance-based restricted stock units and 40% of time-based restricted stock units.  The Compensation Committee believes that a long-term incentive opportunity comprised of a combination of performance-based and time-based restricted stock units will motivate the Named Executive Officers on the achievement of key performance goals, while maintaining a retention focus. The performance measure for the performance-based restricted stock units is return on net assets, excluding cash, but including any restructuring amounts.  The performance period is January 1, 2009 – December 31, 2009 (the “Performance Period”).  The Compensation Committee had intended to award Dr. Curlander an equity-based long-term incentive award for 2009.  However, Dr. Curlander requested that the Committee not award a long-term incentive opportunity to him for 2009 in an effort to control costs during this current economic downturn, while allowing other individuals to receive awards.  The Compensation Committee expects to consider Dr. Curlander for future long-term incentive awards.

The time-based restricted stock unit awards will vest and settle in three approximately equal installments (34%, 33% and 33%, respectively) on February 20, 2011, February 20, 2012 and February 20, 2013, based on the continued employment of the Named Executive Officer on each vesting date.  The performance-based restricted stock units to be awarded based on the Company’s achievement of its objective, if any, will be determined in 2010, with vesting and settlement of any earned performance-based restricted stock units to occur in three approximately equal installments (34%, 33% and 33%, respectively) on February 20, 2011, February 20, 2012 and February 20, 2013, based on the Named Executive Officer’s continued employment on each vesting date.  The Named Executive Officer must be employed on the last day of the Performance Period to earn the performance-based restricted stock units.  Termination of employment prior to such time for any reason will result in forfeiture of the award.  The vesting of the performance-based restricted stock units after the end of the Performance Period will be accelerated in the event of the Named Executive Officer’s death, disability or retirement occurring after the completion of the Performance Period.  The time-based restricted stock units awarded, as well as the minimum, target and maximum award levels for the performance-based restricted stock unit awards are set forth in the following table.

Named Executive Officer	Time-Based RSU Awards	2009 Performance-Based RSU Awards
		Min	Target	Max

Paul Rooke	27,450	20,588	41,175	61,763
John Gamble	21,350	16,013	32,025	48,038
Mary Canning	21,350	16,013	32,025	48,038

The Company intends to provide additional information regarding the compensation awarded to the Named Executive Officers with respect to and during the year ended December 31, 2008 in the Proxy Statement for the Company’s 2009 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission in March 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

February 26, 2009	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary